energy focus™

ENLIGHTEN AND INSPIRE FOR BETTER LIVING

Exhibit 99.1

Energy Focus, Inc. Reports Fourth Quarter and Fiscal Year 2020 Financial Results

Conference Call to be Held Today at 11 am ET

SOLON, Ohio, March 25, 2021 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable and human-centric lighting (“HCL”) technologies, and who recently announced development of a range of UV-C disinfection (“UVCD”) products, today announced financial results for its fourth quarter and fiscal year ended December 31, 2020.

Full Year 2020 and Subsequent Business Highlights

•Net sales of $16.8 million, up 32.5% from 2019
•Gross profit margin of 30.8%, up from 15.5% last year; gross profit more than doubled to $5.2 million from $2.0 million
•Loss from operations of $4.1 million, a year-over-year improvement of $2.9 million
•Cash of $1.8 million as of December 31, 2020 compared to $0.4 million as of December 31, 2019
•Subsequent to year-end, $0.8 million Paycheck Protection Program loan was forgiven

“Fourth quarter 2020 results reflect the cyclical slowness in our military and maritime business, as well as the broad impact of the COVID-19 pandemic on our commercial business, general shipping cost increases and supply chain disruptions,” commented James Tu, Chairman and CEO of Energy Focus. “For full year 2020, despite the unprecedented headwinds we encountered for our commercial business due to the pandemic, which dramatically slowed down lighting retrofit activities, we continued to improve our operational and financial performance, significantly growing our military and maritime business, while increasing our gross margin percentages and reducing our operating losses, all while still strengthening our balance sheet and liquidity.”

“We entered 2021 poised for exciting growth, driven particularly by our commercial lighting business and the forthcoming UVCD product lines,” continued Mr. Tu. “The overall customer reaction to our new family of patent-pending EnFocusTM lighting control platform has been quite positive and enthusiastic, and we significantly strengthened our sales and marketing organizations that resulted in an expanded distribution network with new agency and channel partners. These developments give us optimism and confidence for our growth prospects as the reopening of the economy accelerates throughout 2021.”

“Meanwhile, our portfolio of germicidal UVCD products, with advanced, patent-pending technologies designed to destroy over 99.9 percent of various pathogens, including coronavirus and influenza, are garnering significant commercial interest,” Mr. Tu added. “In addition, our recently developed robotic UV-C surface disinfection services, mUVeCrew, is now being piloted at potential customer sites. We believe that these innovative and unique products and solutions, currently being finalized and will start deliveries later in second quarter of 2021, will help people and organizations return to normal social activities through effective and powerful disinfection capabilities. They also open up a completely new, emerging and potentially large market that could propel our growth in the coming quarters and likely years.”

“We are particularly grateful for the tireless efforts and contributions from our employee team members, the proactive collaborations from our suppliers, and continued business from our customers during the past year as we navigated through the COVID-19 pandemic,” concluded Mr. Tu. “We believe that our rapidly expanding human-centric lighting product offerings - ranging from flicker-free, high-quality LED lamps and modular fixtures, to EnFocusTM dimmable
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

and color tunable control systems, as well as our comprehensive, cutting-edge UVCD solutions - represent the most advanced and sustainable lighting product portfolio in the marketplace today that optimizes financial, environmental and human impacts, and we are aiming to achieve a breakout year in 2021 as the macro-economic environment improves and the adoptions of our existing and new products expand in meaningful ways.”

Full-Year 2020 Financial Results

Net sales were $16.8 million for 2020, compared with $12.7 million for 2019. Net sales from commercial products were $5.4 million, or 32.1% of total net sales, for 2020, compared with $7.9 million, or 62.0% of total net sales, for 2019. The decrease in net sales of commercial products reflects fluctuations in the timing, pace and size of commercial projects, including impacts of the COVID-19 pandemic. Net sales from military and maritime market (“MMM”) products were $11.4 million, or 67.9% of total net sales, for 2020, compared with $4.8 million, or 38.0% of total net sales, for 2019. In addition to new contracts awarded and in-house sales growth in 2020, MMM sales were lower in 2019 primarily due to two of our products that were pending evaluation by government procurement authorities.

Gross profit was $5.2 million, or 30.8% of net sales, for 2020, compared with gross profit of $2.0 million, or 15.5% of net sales for 2019. The year-over-year increase in gross margin was driven primarily by sales product mix, the margin impact from increased MMM product sales, favorable price and usage variances for material and labor of $0.9 million, or 5.5% of net sales, and favorable inventory reserve adjustments of $0.6 million, or 3.7% of net sales, which more than offset unexpected additional manufacturing costs due to supply chain challenges relating primarily to MMM products. Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 27.1% for full-year 2020, compared to 15.9% in the prior year.

Operating loss was $4.1 million for 2020. This compares with an operating loss of $7.0 million for 2019.

Net loss was $6.0 million for 2020, inclusive of a $1.1 million non-cash, pre-tax loss resulting from the revaluation of the warrant liability, compared with a net loss of $7.4 million for 2019. Net loss per basic and diluted share of common stock was $1.83 for 2020, compared with a net loss per basic and diluted share of common stock of $2.99 for 2019.

On December 22, 2020, all warrant holders agreed to a modification of certain of the terms of their warrants that qualified the warrants for equity accounting. At that time, the liability relating to the remaining 467,306 warrants was fair-valued with the offsetting adjustment recorded in income. The $1.4 million warrant liability was then reclassified into equity and the warrants are no longer subject to re-measurement at each balance sheet date. As a result, beginning with the first quarter of 2021, the Company’s Statement of Operations will no longer include fair value adjustments for the warrants and the Company’s net income will not be subject to volatility resulting from those adjustments.

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $3.5 million for 2020, compared with a loss of $5.9 million for 2019.

Cash was $1.8 million as of December 31, 2020 as compared to $0.4 million as of December 31, 2019. As of December 31, 2020, the Company had total availability, as defined under “Non-GAAP Measures” below, of $3.5 million, which consisted of $1.8 million of cash and $1.7 million of additional borrowing availability under its credit facilities. This compares to total availability of $1.9 million as of December 31, 2019.

Fourth Quarter 2020 Financial Results:

Net sales were $3.7 million for the fourth quarter of 2020, up 6.1% compared with $3.5 million in the fourth quarter of 2019. Net sales from commercial products were $1.1 million, or 30.8% of total net sales, for the fourth quarter of 2020, down from $2.0 million, or 57.5% of total net sales, in the fourth quarter of 2019. The decrease was mainly due to fluctuations in the timing, pace, and size of commercial projects, including impacts of the COVID-19 pandemic. Net
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sales from MMM products were $2.6 million, or 69.2% of total net sales, for the fourth quarter of 2020, up from $1.5 million, or 42.5% of total net sales, in the fourth quarter of 2019. MMM sales were lower in the fourth quarter of 2019 primarily due to two of our products that were pending evaluation by the Defense Logistics Agency, during which time the U.S. Navy was not allowed to purchase these two products and also due to federal government funding restrictions. Sales were also higher in the fourth quarter of 2020, as compared to fourth quarter 2019, due to a large order from a U.S. shipbuilder that drove a significant part of the MMM business. Sequentially, net sales were down 37.2% compared to $6.0 million in the third quarter of 2020, reflecting a shift in the timing of the shipment of a portion of a $3.4 million U.S. Navy order for the Company’s new generation of military Intellitubes. The shipment, which was originally expected to contribute approximately $1.7 million to the Company’s revenues during the second quarter, was shifted into the third quarter. Additionally, the decrease in sales from third quarter 2020 related to the negative impacts on the commercial business from the COVID-19 pandemic.

Gross profit was $1.4 million, or 38.3% of net sales, for the fourth quarter of 2020, compared with gross profit of $1.0 million, or 27.1% of net sales, in the fourth quarter of 2019. Sequentially, this compares with a gross profit of $1.4 million, or 23.1% of net sales, in the third quarter of 2020. The year-over-year improvement in gross profit margin was primarily driven by sales product mix, the margin impact from increased MMM product sales, favorable price and usage variances for material and labor of $0.2 million, or 5.6% of net sales, and favorable inventory reserve adjustments of $0.4 million, or 10.5% of net sales, in 2020. Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 27.7% for the fourth quarter of 2020, compared to 28.5% in the fourth quarter of 2019 and compared sequentially to 24.6% in the third quarter of 2020.

Operating loss was $0.9 million for the fourth quarter of 2020, compared with an operating loss of $1.2 million in the fourth quarter of 2019. Sequentially, this compares to an operating loss of $1.0 million in the third quarter of 2020. The year-over-year improvement was primarily attributable to reduced sales commissions, partially offset by the SG&A impact of increased headcount and salaries.

Net income was $0.1 million, inclusive of a $1.2 million non-cash, pre-tax gain resulting from the revaluation of warrant liability, compared with a net loss of $1.3 million in the fourth quarter of 2019. Sequentially, this compares to a net loss of $1.2 million, in the third quarter of 2020, inclusive of a $0.2 million non-cash, pre-tax gain resulting from the revaluation of warrant liability.

Net income per basic and diluted share of common stock was $0.01 for the fourth quarter of 2020, compared with a net loss per basic and diluted share of common stock of $0.53 in the fourth quarter of 2019. Sequentially, this compares to a net loss per basic and diluted share of common stock of $0.35 in the third quarter of 2020.

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $0.8 million for the fourth quarter of 2020, compared with a loss of $1.0 million in the fourth quarter of 2019 and a loss of $0.9 million in the third quarter of 2020.

PPP Loan Forgiveness

Subsequent to year-end, the Small Business Administration approved the Company’s request for forgiveness of the Company’s Paycheck Protection Program (“PPP”) loan for approximately $0.8 million. The loan was originally issued to the Company in April 2020 pursuant to the PPP under Division A of the Coronavirus Aid, Relief and Economic Security Act. The entire principal balance and interest were forgiven on February 11, 2021. The forgiveness income will be recorded as other income in the Consolidated Statements of Operations during the first quarter of 2021.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Earnings Conference Call

The Company will host a conference call and webcast today, March 25, 2021 at 11:00 a.m. ET to review the 2020 results, followed by a Q&A session. To participate in the call, please dial toll-free 1-877-451-6152 or international 1-201-389-0879, and referencing the conference ID# 13717301.

The conference call will be simultaneously webcast. To listen to the webcast, log on to it at: http://public.viavid.com/index.php?id=143849. The webcast will be available at this link through April 1, 2021. Financial information presented on the call, including the earnings press release, will be available on the investors section of Energy Focus’ website at investors.energyfocus.com.

About Energy Focus

Energy Focus is an industry-leading innovator of sustainable LED lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocusTM lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. Our patent-pending UVCD technologies and products, announced in October 2020, aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than 5,000,000 gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) disruptions and a slowing in the U.S. and global economy and business interruptions experienced by us, our customers and our suppliers as a result of the COVID-19 pandemic and related stay-at-home orders, quarantine policies, school attendance restrictions and restrictions on travel, trade and business operations; (ii) our ability to realize the expected novelty, disinfection effectiveness, affordability and estimated delivery timing of our UVCD products and their performance and cost compared to other products; (iii) our ability to extend our product portfolio into commercial services and consumer products; (iv) market acceptance of our LED lighting, control and UVCD technologies and products; (v) our need for additional financing in the near term to continue our operations; (vi) our ability to refinance
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or extend maturing debt on acceptable terms or at all; (vii) our ability to continue as a going concern for a reasonable period of time; (viii) our ability to implement plans to increase sales and control expenses; (ix) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (x) our ability to add new customers to reduce customer concentration; (xi) our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality, and the impact of our fluctuating demand on the stability of such suppliers; (xii) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xiii) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (xiv) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (xv) our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets; (xvi) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xvii) our ability to attract and retain qualified personnel, and to do so in a timely manner; (xviii) the impact of any type of legal inquiry, claim or dispute; (xix) general economic conditions in the United States and in other markets in which we operate or secure products; (xx) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxi) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics or pandemics or other contagious outbreaks; (xxii) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xxiii) any delays we may encounter in making new products available or fulfilling customer specifications; (xxiv) any flaws or defects in our products or in the manner in which they are used or installed; (xxv) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxvi) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxvii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxviii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxix) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
###

Investor Contact:
Brett Maas
(646) 536-7331
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$1,836	$350
Trade accounts receivable, less allowances of $8000 and $28000, respectively	2,021	2,337
Inventories, net	5,641	6,168
Short-term deposits	796	126
Prepaid and other current assets	782	353
Total current assets	11,076	9,334
Property and equipment, net	420	389
Operating lease, right-of-use asset	794	1,289
Restructured lease, right-of-use asset	107	322
Other assets	—	405
Total assets	$12,397	$11,739
LIABILITIES
Current liabilities:
Accounts payable	$2,477	$1,340
Accrued liabilities	45	186
Accrued legal and professional fees	149	215
Accrued payroll and related benefits	885	360
Accrued sales commissions	95	32
Accrued restructuring	11	24
Accrued warranty reserve	227	195
Deferred revenue	72	18
Operating lease liabilities	598	550
Restructured lease liabilities	168	319
Finance lease liabilities	3	3
Credit line borrowings, net of loan origination fees	2,298	715
Convertible notes	—	1,700
PPP loan	529	—
Iliad note, net of discount and loan origination fees	—	885
Total current liabilities	7,557	6,542
Other liabilities	—	14
Operating lease liabilities, net of current portion	318	906
Restructured lease liabilities, net of current portion	—	168
Finance lease liabilities, net of current portion	1	4
PPP loan, net of current maturities	266	—
Iliad note, net of current maturities	—	109
Total liabilities	8,142	7,743
(continued on the following page)

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Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2020	2019
STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at December 31, 2020 and 2,000,000 shares (no shares designated as Series A Convertible Preferred Stock) at December 31, 2019
Issued and outstanding: 2,597,470 at December 31, 2020 and no shares outstanding at December 31, 2019	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at December 31, 2020 and 30,000,000 shares at December 31, 2019
Issued and outstanding: 3,525,374 at December 31, 2020 and 2,485,684* at December 31, 2019	—	—
Additional paid-in capital	135,113	128,873
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(130,855)	(124,874)
Total stockholders' equity	4,255	3,996
Total liabilities and stockholders' equity	$12,397	$11,739
*Shares outstanding for prior periods have been restated for the 1-for-5 reverse stock split effective June 11, 2020.
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Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net sales	$3,746	$5,964	$3,531	$16,828	$12,705
Cost of sales	2,312	4,588	2,574	11,643	10,731
Gross profit	1,434	1,376	957	5,185	1,974

Operating expenses:
Product development	419	401	249	1,415	1,284
Selling, general, and administrative	1,897	2,003	1,925	7,900	7,449
Restructuring (credits) expense	(16)	(16)	(47)	(60)	196
Total operating expenses	2,300	2,388	2,127	9,255	8,929
Loss from operations	(866)	(1,012)	(1,170)	(4,070)	(6,955)

Other expenses:
Interest expense	137	124	181	481	317
Loss on extinguishment of debt	117	159	—	276	—
(Gain) loss from change in fair value of warrants	(1,188)	(153)	—	1,086	—
Other expenses	6	25	(53)	73	91

Income (loss) from operations before income taxes	62	(1,167)	(1,298)	(5,986)	(7,363)
(Benefit from) provision for income taxes	(3)	(2)	10	(5)	10
Net income (loss)	$65	$(1,165)	$(1,308)	$(5,981)	$(7,373)

Net income (loss) per common share attributable to common stockholders - basic[1]:
From operations	$0.01	$(0.35)	$(0.53)	$(1.83)	$(2.99)

Net income (loss) per common share attributable to common stockholders - diluted[1]:
From operations	$0.01	$(0.35)	$(0.53)	$(1.83)	$(2.99)

Weighted average shares used in computing net income (loss) per common share:
Basic	3,491	3,308	2,462	3,270	2,462
Diluted	4,307	3,308	2,462	3,270	2,462

1 In accordance with Topic 260 "Earnings Per Share", net income has been allocated to holders of common shares and participating securities including preferred shares and warrants, accordingly. Earnings per share disclosed above utilizes income attributable to common shareholders after this required allocation.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

The following table summarizes the computation of basic and diluted earnings per share:
(In thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net income (loss)	$65	$(1,165)	$(1,308)	$(5,981)	$(7,373)
Less: Undistributed earnings allocated to participating securities	18	—	—	—	—
Net income (loss) available to common stockholders	$47	$(1,165)	$(1,308)	$(5,981)	$(7,373)

Weighted average shares used in computing net income (loss) per common share:
Basic	3,491	3,308	2,462	3,270	2,462
Options	102	—	—	—	—
Warrants	194	—	—	—	—
Restricted stock units	1	—	—	—	—
Convertible preferred stock	519	—	—	—	—
Diluted	4,307	3,308	2,462	3,270	2,462

Net income (loss) per common share attributable to common stockholders - basic:
From operations	$0.01	$(0.35)	$(0.53)	$(1.83)	$(2.99)

Net income (loss) per common share attributable to common stockholders - diluted:
From operations	$0.01	$(0.35)	$(0.53)	$(1.83)	$(2.99)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$65	$(1,165)	$(1,308)	$(5,981)	$(7,373)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	44	48	49	184	326
Stock-based compensation	35	35	59	131	616
Change in fair value of warrants	(1,188)	(153)	—	1,086	—
Provision for doubtful accounts receivable	1	(9)	(25)	(20)	(5)
Provision for slow-moving and obsolete inventories and valuation reserves	(381)	90	657	(610)	14
Provision for warranties	(3)	14	(29)	31	78
Amortization of loan discounts and origination fees	174	145	36	395	108
Loss on dispositions of property and equipment	8	—	9	8	24
Changes in operating assets and liabilities:
Accounts receivable	1,447	(901)	(531)	377	(131)
Inventories	(1)	551	575	1,137	1,876
Short-term deposits	(258)	(197)	134	(670)	699
Prepaid and other assets	41	(76)	109	(18)	(88)
Accounts payable	(715)	534	97	1,096	(2,214)
Accrued and other liabilities	(104)	160	(121)	349	(542)
Deferred revenue	(33)	44	(6)	54	(12)
Total adjustments	(933)	285	1,013	3,530	749
Net cash used in operating activities	(868)	(880)	(295)	(2,451)	(6,624)

Cash flows from investing activities:
Acquisitions of property and equipment	(52)	(53)	(75)	(223)	(132)
Proceeds from the sale of property and equipment	—	—	3	—	3
Net cash used in investing activities	(52)	(53)	(72)	(223)	(129)

Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	—	—	—	2,749	—
Proceeds from warrants exercised	242	624	—	918	—
Offering costs paid on the issuance of common stock and warrants	(36)	—	—	(510)	—
Proceeds from PPP loan	—	—	—	795	—
Proceeds from exercises of stock options and employee stock purchase plan purchases	70	—	—	100	—
Principal payments under finance lease obligations	—	(1)	(1)	(3)	(3)

(continued on the next page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	—	6	(3)	(110)
Payments for Deferred Financing & Termination Costs	—	(320)	(208)	(320)	(208)
Payments on the Iliad Note	(330)	(450)	—	(1,306)	—
Proceeds from the Iliad Note	—	—	1,115	—	1,115
Proceeds from convertible notes	—	—	—	—	1,700
Net payments on credit line borrowings - Austin Facility	—	(1,296)	(504)	(719)	(1,400)
Net proceeds from credit line borrowings - Credit Facilities	236	2,223	—	2,459	—
Net cash provided by financing activities	182	780	408	4,160	1,094

Effect of exchange rate changes on cash	$—	$—	$17	$—	$16

Net (decrease) increase in cash and restricted cash	(738)	(153)	58	1,486	(5,643)
Cash and restricted cash at beginning of period	2,916	3,069	634	692	6,335
Cash and restricted cash at end of period	$2,178	$2,916	$692	$2,178	$692

Classification of cash and restricted cash:
Cash	$1,836	$2,574	$350	$1,836	$350
Restricted cash held in other assets	342	342	342	342	342
Cash and restricted cash	$2,178	$2,916	$692	$2,178	$692

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Sales by Products
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Commercial products	$1,154	$1,456	$2,030	$5,404	$7,877
Military maritime products	2,592	4,508	1,501	11,424	4,828
Total net sales	$3,746	$5,964	$3,531	$16,828	$12,705

Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock compensation, incentive compensation, and change in fair value of warrant liability; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	As of
(in thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Total borrowing capacity under credit facility	$4,121	$4,577	$2,407
Less: Line of credit borrowings, gross*	(2,459)	(2,290)	(828)
Excess availability under credit facility**	1,662	2,287	1,579
Cash	1,836	2,574	350
Total availability***	$3,498	$4,861	$1,929
*Forms 10Q and 10K Balance Sheets reflect the Line of credit net of debt financing costs of $161, $199, and $113, respectively.
**Excess availability under credit facility - represents difference between maximum borrowing capacity of credit facility and actual borrowings
*** Total availability- represents Company’s ‘access’ to cash if needed at point in time

	Three months ended			Twelve months ended
(in thousands)	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net income (loss)	65	(1,165)	(1,308)	(5,981)	(7,373)
Restructuring (recovery) expense	(16)	(16)	(47)	(60)	196
Net income (loss), excluding restructuring	49	(1,181)	(1,355)	(6,041)	(7,177)
Interest	137	124	181	481	317
Loss on extinguishment of debt	117	159	—	276	—
Income tax (benefit) expense	(3)	(2)	10	(5)	10
Depreciation	44	48	49	184	326
Stock-based compensation	35	35	59	131	616
Other incentive compensation	17	52	51	342	51
Change in fair value of warrant liability	(1,188)	(153)	—	1,086	—
Adjusted EBITDA	$(792)	$(918)	$(1,005)	$(3,546)	$(5,857)

	Three months ended						Twelve months ended
(in thousands)	December 31, 2020		September 30, 2020		December 31, 2019		December 31, 2020		December 31, 2019
	($)	(%)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Net sales	3,746		5,964		3,531		16,828		12,705
Reported gross profit	1,434	38.3%	1,376	23.1%	957	27.1%	5,185	30.8%	1,974	15.5%
E&O, in-transit and net realizable value inventory reserve changes	(395)	(10.5)%	90	1.5%	48	1.4%	(624)	(3.7)%	49	0.4%
Adjusted gross margin	$1,039	27.7%	$1,466	24.6%	$1,005	28.5%	$4,561	27.1%	$2,023	15.9%
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877